Exhibit 99.1

FOR RELEASE THURSDAY, FEBRUARY 25, 2016

Investor Contact:	Press Contact:

Kenneth Levy	Diane Hockenberry
Iridium Communications Inc.	Iridium Communications Inc.
+1 (703) 287-7570	+1 (703) 287-7421
ken.levy@iridium.com	diane.hockenberry@iridium.com

IRIDIUM ANNOUNCES FOURTH-QUARTER AND FULL-YEAR 2015

RESULTS; COMPANY ISSUES 2016 OUTLOOK

MCLEAN, Va. – February 25, 2016 – Iridium Communications Inc. (Nasdaq:IRDM) (“Iridium”) today reported financial results for the fourth quarter of 2015 and issued its full-year 2016 and long-range outlook. Net loss was $69.4 million, or $0.77 per diluted share, for the fourth quarter of 2015, as compared to net income of $23.0 million, or $0.19 per diluted share, for the fourth quarter of 2014. Net loss for the fourth quarter of 2015 included a non-cash goodwill impairment charge of $87.0 million, or $0.91 per diluted share. Adjusted to eliminate this non-cash goodwill impairment charge(1), net income would have been $17.6 million, or $0.14 per diluted share, for the fourth quarter of 2015. Operational EBITDA (“OEBITDA”)(1) for the fourth quarter was $56.8 million, as compared to $51.8 million for the prior-year period, representing a year-over-year increase of 10% and an OEBITDA margin(1) of 53%. OEBITDA grew largely due to higher government service revenue and lower product warranty expenses, as well as decreased manufacturing costs on certain products.

Iridium reported fourth-quarter total revenue of $106.4 million, which consisted of $82.4 million of service revenue and $24.0 million of revenue related to equipment sales and engineering and support projects. Total revenue increased 6% versus the comparable period of 2014, while service revenue grew 5% from the year-ago period. Service revenue, which represents primarily recurring revenue from Iridium’s growing subscriber base, was 77% of total revenue for the fourth quarter of 2015.

The Company ended the quarter with 782,000 total billable subscribers, which compares to 739,000 for the year-ago period and is up from 781,000 for the quarter ended September 30, 2015. Total billable subscribers grew 6% year-over-year, driven by growth in machine-to-machine (“M2M”) and government customers.

Full-Year 2015 Iridium Business Highlights

For the full year, Iridium reported net income of $7.1 million, or a net loss attributable to common stockholders of $0.09 per diluted share, as compared to net income of $75.0 million, or $0.69 per diluted share, for 2014. Net income for 2015 included a non-cash goodwill impairment charge of $87.0 million, or $0.86 per diluted share. Adjusted to eliminate this non-cash goodwill impairment charge, full year 2015 net income would have been $94.2 million, or $0.77 per diluted share. The Company reported 2015 total revenue of $411.4 million, which was up 1% from the year-ago period. Total revenue included $317.0 million of service revenue and $94.4 million of revenue related to equipment sales and engineering and support projects. OEBITDA for 2015 was $234.0 million, an 8% increase from $216.5 million in the prior-year, representing an OEBITDA margin of 57%. Capital expenditures were $494.8 million for the full-year 2015.

“Iridium executed well to achieve good results in a challenging macro-economic environment. Our unique network and diverse revenue streams allowed us to deliver 2% total service revenue growth and 8% growth in Operational EBITDA in 2015,” said Matt Desch, CEO, Iridium. “We reached a record 782,000 billable subscribers this year, fueled by growth in our Government Services business, and continued strength in M2M data, which accounts for more than half of Iridium’s billable commercial subscribers.”

Commenting on Iridium NEXT, Desch said, “Kosmotras has notified us of a delay in obtaining the approvals they need to launch our satellites. Uncertainty surrounding the resolution of this matter has caused Iridium to change the sequence and timing of its first launch of the Iridium NEXT program. Iridium will now proceed with the first satellite launch of the Iridium NEXT constellation in July 2016 with 10 satellites on SpaceX and subsequently launch two satellites with Dnepr once approvals are received. Even with this change, the Iridium NEXT constellation remains on track for full deployment in 2017.” Desch continued, “We are very excited about the Iridium NEXT mission and eager to begin our launch schedule. Thales Alenia has made good progress on the technical aspects of this program and is on track with deliveries for our scheduled launches.”

Desch concluded, “Today, we affirmed our long-range outlook and issued 2016 full-year guidance. We expect the economic and currency headwinds that impacted our business in 2015 to carry over to 2016 and do not anticipate a turnaround in the commodity-oriented sectors that we serve in 2016. Nonetheless, growth in our Government Services business, driven by a 17% increase in contracted revenue for airtime services, should more than offset the pressure we anticipate from continued global economic weakness. Iridium has excellent long-term growth prospects and is well positioned to deliver meaningful Operational EBITDA growth this fiscal year.”

Fourth-Quarter Iridium Business Highlights

Service – Commercial

Commercial service remained the largest part of Iridium’s business, representing 58% of the Company’s total revenue during the fourth quarter. The Company’s commercial customer base is diverse and includes markets such as maritime, aviation, oil and gas, mining, recreation, forestry, construction, transportation and emergency services. These customers rely on Iridium’s products and services as critical to their daily operations and integral to their communications and business infrastructure.

•	Commercial service revenue was $61.3 million, up 1% from last year’s comparable period principally based on increased M2M subscribers.

•

Commercial voice and data subscribers decreased 1% from the year-ago period to 351,000 customers. Commercial voice and data average revenue per user (“ARPU”) was $42 during the fourth quarter, compared to $43 in last year’s comparable period. The decline in voice and data ARPU was primarily due to continued declines in airtime usage and foreign currency impacts. Commercial M2M data subscribers grew 10% from the year-ago period to 359,000 customers. Commercial M2M data ARPU was $14 during the fourth quarter, compared to $16 in last year’s comparable period, reflecting a higher proportion of subscribers on lower usage plans.

•	Iridium’s commercial business ended the quarter with 710,000 billable subscribers, which compares to 679,000 for the prior-year quarter and is down from 712,000 for the quarter ended September 30, 2015. M2M data subscribers represented 51% of billable commercial subscribers at the end of the quarter, an increase from 48% at the end of the prior-year period.

Service – Government

Iridium’s voice and data solutions improve situational awareness for military personnel and track critical assets in tough environments around the globe, providing a unique value proposition that is not easily duplicated. The Company operates through two Defense Information Systems Agency (“DISA”) contracts, which include a $400 million, five-year, fixed-price agreement for satellite communications services and a $38 million multi-year contract to support and maintain the Department of Defense’s (“DoD”) dedicated gateway.

•	Government service revenue was $21.1 million, a 20% increase from the prior-year period, driven by the Company’s airtime services contract with DISA.

•	Iridium’s government business ended the quarter with 72,000 subscribers, which compares to 60,000 for the prior-year quarter and is up from 69,000 for the quarter ended September 30, 2015. Government voice and data subscribers increased 14% from the year-ago period to 40,000 as of December 31, 2015. M2M data subscribers increased 28% year-over-year and represented 44% of government subscribers, an increase from 42% at the end of the prior-year period.

Equipment

•	Equipment revenue was $17.1 million during the fourth quarter, unchanged from the prior-year period.

•	The Company does not expect equipment revenue to grow in 2016, primarily due to continued economic and currency headwinds.

Engineering & Support

•	Engineering and support revenue was $6.9 million during the fourth quarter, compared to $5.2 million in the prior-year’s quarter, primarily due to an increase in government-sponsored projects.

Capital expenditures were $243.0 million for the fourth quarter and primarily related to spending for the Company’s next-generation satellite constellation, Iridium NEXT. The Company ended the fourth quarter with a cash and marketable securities balance of $389 million and gross debt of $1.5 billion. Net debt was $1.0 billion.

2016 Outlook

The Company issued its full-year 2016 outlook for total service revenue growth and OEBITDA. The Company expects:

•	Total service revenue growth between 4% and 6% for the full-year 2016.

•	Full-year 2016 OEBITDA between $245 million and $255 million. OEBITDA for 2015 was $234.0 million.

2016 Outlook (February 2016)

Total Service Revenue Growth	4% to 6%

Operational EBITDA (OEBITDA)	$245 million to $255 million

Long-Range Outlook

The Company affirmed its long-range outlook for total service revenue growth, OEBITDA margin, cash taxes, peak net leverage and 2018 net leverage. Given our expected 2017 Iridium NEXT system completion, the Company continues to expect:

•	Total service revenue between $420 million and $465 million for the full-year 2018, an increase from $317.0 million for the full-year 2015.

•	OEBITDA margin of approximately 60% in 2018.

•	Negligible cash taxes from 2016 to approximately 2020.

•	Peak net leverage of 6.0x to 6.5x OEBITDA in 2016.

•	Net leverage of approximately 4x OEBITDA in 2018.

	Long-Range Outlook (October 2015)	Long-Range Outlook (February 2016)

Total Service Revenue	$420 million to $465 million for the full-year 2018	Affirmed

Operational EBITDA (OEBITDA) Margin	Approximately 60% in 2018	Affirmed

Cash Taxes	Negligible cash taxes from 2016 to approximately 2020	Affirmed

Peak Net Leverage	6.0x - 6.5x OEBITDA in 2016	Affirmed

2018 Net Leverage	Approximately 4x OEBITDA in 2018	Affirmed

Non-GAAP Financial Measures & Definitions

(1)

In addition to disclosing financial results that are determined in accordance with U.S. GAAP, the Company provides Operational EBITDA and Operational EBITDA margin, which are non-GAAP financial measures, as supplemental measures to help investors evaluate the Company’s fundamental operational performance. In addition, in the fourth quarter of 2015 the Company took a non-cash goodwill impairment charge, which resulted in a net loss for the quarter, and the Company decided to report, as a supplemental measure, net income adjusted to eliminate the goodwill impairment charge. Operational EBITDA represents earnings before interest, income taxes, depreciation and amortization, Iridium NEXT revenue and expenses (for periods prior to the deployment of Iridium NEXT only), loss from investment in Aireon, share-based compensation expenses, and the impact of purchase accounting. Iridium NEXT revenue and expenses are expected to be excluded from Operational EBITDA through 2016. In 2017, Iridium NEXT revenues are expected to exceed recurring Iridium NEXT expenses (recurring Iridium NEXT expenses are not part of the approximately $3 billion construction cost of Iridium NEXT (the “Construction Costs”)). Accordingly, we expect that beginning in 2017, Iridium NEXT revenues and these recurring expenses will be included in Operational EBITDA. U.S. GAAP requires that certain of the Construction Costs be expensed. These certain Construction Costs, which in 2017 and later are principally in-orbit insurance, will continue to be excluded from the calculation of Operational EBITDA through 2018. The Company also presents Operational EBITDA expressed as a percentage of GAAP revenue, or Operational EBITDA margin. Operational EBITDA, along with its related measure, Operational EBITDA margin, does not represent, and should not be considered, an alternative to U.S. GAAP measurements such as net income or loss, and the Company’s calculations thereof may not be comparable to similarly titled measures reported by other companies. By eliminating interest, income taxes, depreciation and amortization, Iridium NEXT revenue and expenses (for periods prior to the deployment of Iridium NEXT only), loss from investment in Aireon, share-based compensation expenses, and the impact of purchase accounting, the Company believes the result is a useful measure across time in evaluating its fundamental core operating performance. Management also uses Operational EBITDA to manage the business, including in preparing its annual operating budget, debt covenant compliance, financial projections and compensation plans. The Company believes that Operational EBITDA is also useful to investors because similar measures are frequently used by securities analysts, investors and other interested parties in their evaluation of companies in similar industries. However, there is no standardized measurement of Operational EBITDA, and Operational EBITDA as the Company presents it may not be comparable with similarly titled non-GAAP financial measures used by other companies. As indicated, Operational EBITDA does not include interest expense on borrowed money, the payment of income taxes, amortization of the Company’s definite-lived intangible assets, or depreciation expense on the Company’s capital assets, which are necessary elements of the Company’s operations. It also excludes expenses in connection with the development, deployment and financing of Iridium NEXT and the loss from investment in Aireon. Since Operational EBITDA does not account for these and other expenses, its utility as a measure of the Company’s operating performance has material limitations. Due to these limitations, the Company’s management does not view Operational EBITDA in isolation, but also uses other measurements, such as net income, revenues and operating profit, to measure operating performance. Please refer to the schedule below for a reconciliation of consolidated GAAP net income to Operational EBITDA and Iridium’s Investor Relations webpage at www.iridium.com for a discussion and reconciliation of this and other non-GAAP financial measures.

	Iridium Communications Inc. Supplemental Reconciliation of GAAP Net Income to Operational EBITDA
		(in thousands)
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014
GAAP net income (loss)	$(69,431)	$23,039	$7,123	$74,989
Impairment of goodwill	87,039	—	87,039	—

Adjusted net income	17,608	23,039	94,162	74,989

Interest expense	515	162	2,416	954
Interest income	(1,292)	(1,178)	(5,485)	(4,594)
Income taxes	20,640	8,636	65,992	41,463
Depreciation and amortization	12,727	13,154	51,834	72,769
Iridium NEXT expenses, net	4,323	4,759	17,296	18,064
Loss from investment in Aireon	—	—	—	4,296
Share-based compensation	2,387	3,461	8,602	9,559
Non-cash purchase accounting	(128)	(250)	(775)	(1,000)

Operational EBITDA	$56,780	$51,783	$234,042	$216,500

Conference Call Information

As previously announced, the Company will host a conference call to discuss its results at 8:30 a.m. ET on Thursday, February 25, 2016. Callers should dial (888) 771-4371 (U.S. only) or (847) 585-4405 (from outside the U.S.) to access the call. The conference call ID is 41672927. The conference call will also be simultaneously webcast on Iridium’s Investor Relations webpage at www.iridium.com. An archived of the webcast will be available following the live conference call.

About Iridium Communications Inc.

Iridium® is the only mobile voice and data satellite communications network that spans the entire globe. Iridium enables connections between people, organizations and assets to and from anywhere, in real time. Together with its ecosystem of partner companies, Iridium delivers an innovative and rich portfolio of reliable solutions for markets that require truly global communications. The company has a major development program underway for its next-generation network – Iridium NEXT. Iridium Communications Inc. is headquartered in McLean, Va., U.S.A., and its common stock trades on the NASDAQ Global Select Market under the ticker symbol IRDM. For more information about Iridium products, services and partner solutions, visit www.iridium.com. IRDM-F

Forward-Looking Statements

Statements in this press release that are not purely historical facts may constitute forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements regarding Iridium’s expectations with respect to total service revenue growth and OEBITDA for 2016; service revenue, OEBITDA margin, cash taxes and leverage over the longer-term; the development of and timing for launch and completion of Iridium NEXT; anticipated equipment revenue; and expected revenue from Iridium’s contracts with the U.S. Department of Defense. Forward-looking statements can be identified by the words “anticipates,” “may,” “can,” “believes,” “expects,” “projects,” “intends,” “likely,” “will,” “to be” and other expressions that are predictions or indicate future events, trends or prospects. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Iridium to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, uncertainties regarding customer demand for Iridium’s products and services, including demand from the U.S. Government; Iridium’s ability to maintain the health, capacity and content of its current satellite constellation; the development and launch of and transition to Iridium NEXT, and the development of and market for Iridium’s products and services, as well as general industry and economic conditions, and competitive, legal, governmental and technological factors. Other factors that could cause actual results to differ materially from those indicated by the forward-looking statements include those factors listed under the caption “Risk Factors” in the Company’s Form 10-K for the year ended December 31, 2015, filed with the Securities and Exchange Commission (“SEC”) on February 25, 2016, as well as other filings Iridium makes with the SEC from time to time. There is no assurance that Iridium’s expectations will be realized. If one or more of these risks or uncertainties materialize, or if Iridium’s underlying assumptions prove incorrect, actual results may vary materially from those expected, estimated or projected. Iridium’s forward-looking statements are based on information available to it as of the date of this press release and speak only as of the date of this press release, and Iridium undertakes no obligation to update forward-looking statements. ###

Exhibit 99.1

	Iridium Communications Inc. Consolidated Statements of Operations (In thousands)
	Three Months Ended December 31,
	2015	2014

Revenue:
Service revenue
Commercial	$61,285	$60,661
Government	21,097	17,548

Total service revenue	82,382	78,209
Subscriber equipment	17,127	17,112
Engineering and support service	6,909	5,190

Total revenue	106,418	100,511

Operating expenses:
Cost of services (exclusive of depreciation and amortization)	17,114	14,780
Cost of subscriber equipment sales	9,320	12,145
Research and development	4,116	5,911
Selling, general and administrative	24,645	22,680
Depreciation and amortization	12,727	13,154
Impairment of goodwill	87,039	—

Total operating expenses	154,961	68,670

Operating income (loss)	(48,543)	31,841

Other income (expense):
Interest income, net	777	1,016
Undrawn credit facility fees	(668)	(1,412)
Other income (expense), net	(357)	230

Total other expense	(248)	(166)

Income (loss) before income taxes	(48,791)	31,675
Provision for income taxes	(20,640)	(8,636)

Net income (loss)	(69,431)	23,039
Series A Preferred Stock dividends	1,750	1,750
Series B Preferred Stock dividends	2,109	2,109

Net income (loss) attributable to common stockholders	$(73,290)	$19,180

Operational EBITDA	$56,780	$51,783

	Iridium Communications Inc. Consolidated Statements of Operations (In thousands)
	Twelve Months Ended December 31,
	2015	2014

Revenue:
Service revenue
Commercial	$241,925	$243,876
Government	75,097	65,548

Total service revenue	317,022	309,424
Subscriber equipment	73,615	78,152
Engineering and support service	20,741	20,981

Total revenue	411,378	408,557

Operating expenses:
Cost of services (exclusive of depreciation and amortization)	60,306	62,085
Cost of subscriber equipment sales	40,807	54,569
Research and development	16,144	17,587
Selling, general and administrative	81,445	78,636
Depreciation and amortization	51,834	72,769
Impairment of goodwill	87,039	—

Total operating expenses	337,575	285,646

Operating income	73,803	122,911

Other income (expense):
Interest income, net	3,069	3,640
Undrawn credit facility fees	(3,289)	(5,825)
Other expense, net	(468)	(4,274)

Total other expense	(688)	(6,459)

Income before income taxes	73,115	116,452
Provision for income taxes	(65,992)	(41,463)

Net income	7,123	74,989
Series A Preferred Stock dividends	7,000	7,000
Series B Preferred Stock dividends	8,436	5,320

Net income (loss) attributable to common stockholders	$(8,313)	$62,669

Operational EBITDA	$234,042	$216,500

Iridium Communications Inc.

Summary Revenue and OEBITDA Highlights

	Three Months Ended December 31,		% Change	Twelve Months Ended December 31,		% Change
	2015	2014		2015	2014
	(In thousands)			(In thousands)
Revenue
Service revenue(1)
Commercial
Voice and M2M data service
Voice and data	$46,010	$45,695	1%	$180,657	$185,442	-3%
M2M data(2)	15,275	14,966	2%	61,268	58,434	5%

Total commercial voice and M2M data service	61,285	60,661	1%	241,925	243,876	-1%

Government service revenue(3)	21,097	17,548	20%	75,097	65,548	15%

Total service revenue	82,382	78,209	5%	317,022	309,424	2%

Subscriber equipment	17,127	17,112	0%	73,615	78,152	-6%

Engineering and support(4)
Government	5,678	4,638	22%	18,779	18,939	-1%
Commercial	1,232	552	123%	1,963	2,042	-4%

Total engineering and support	6,910	5,190	33%	20,742	20,981	-1%

Total Revenue	$106,419	$100,511	6%	$411,379	$408,557	1%

Operational EBITDA
Operational EBITDA	$56,780	$51,783	10%	$234,042	$216,500	8%

Other
Capital expenditures (5)	$243,013	$296,136		$494,810	$441,065

Net debt (6)	$1,041,828	$733,016

Cash, cash equivalents, and marketable securities	$388,994	$472,385

Credit Facility	$1,521,822	$1,291,401

(1)	Service revenue consists of primarily subscription-based services which often generate a long-term recurring revenue stream from subscribers.
(2)	M2M data service provides a two-way short burst data transmission between Iridium Communications Inc.’s network and a telemetry unit, which may be located, for example, on a container in transit or a buoy monitoring oceanographic conditions.
(3)	Government service revenue consists of voice and M2M data subscription-based services provided to agencies of the U.S. government through prime contracts or subcontracts.
(4)	Engineering and support includes maintenance services to the U.S. government’s dedicated gateway in Hawaii and engineering services to assist customers in developing new technologies for use on Iridium Communications Inc.’s satellite system.
(5)	Capital expenditures based on cash spent in the respective period.
(6)	Net debt is calculated by taking the sum of the short term and long term debt less cash and cash equivalents, marketable securities, and the debt service reserve for the credit facility.

Iridium Communications Inc.

Subscriber Highlights

Billable Subscribers (1)	As of December 31,		% Change
	2015	2014
	(In thousands, except ARPU)
Commercial
Voice and M2M data service
Voice and data	351	354	-1%
M2M data	359	325	10%

Total commercial voice and M2M data service	710	679	5%

Government
Voice and M2M data service
Voice and data	40	35	14%
M2M data	32	25	28%

Total government voice and M2M data service	72	60	20%

Total billable subscribers	782	739	6%

	Three Months Ended December 31,		% Change	Twelve Months Ended December 31,		% Change
	2015	2014		2015	2014
	(In thousands, except ARPU)			(In thousands, except ARPU)
Net Subscriber Additions
Commercial
Voice and M2M data service
Voice and data	(9)	(2)	-350%	(3)	14	-121%
M2M data	7	12	-42%	34	52	-35%

Total commercial voice and M2M data service	(2)	10	-120%	31	66	-53%

Government
Voice and M2M data service
Voice and data	1	1	0%	5	4	25%
M2M data	2	2	0%	7	5	40%

Total government voice and M2M data service	3	3	0%	12	9	33%

Total billable subscribers	1	13	-92%	43	75	-43%

ARPU(2)	Three Months Ended December 31,		% Change	Twelve Months Ended December 31,		% Change
	2015	2014		2015	2014
Commercial
Voice and data	$42	$43	-2%	$42	$45	-7%
M2M data	$14	$16	-13%	$15	$16	-6%

(1)	Subscribers as of the end of the respective period.
(2)	ARPU is calculated by dividing the revenue in the respective period by the average of billable subscribers at the beginning of the period and billable subscribers at the end of the period and then dividing the results by the months in the period. Non-subscriber generated revenue is excluded from the ARPU calculation. Historically, government service revenue was driven by changes in subscriber count or ARPU, however under the terms of the EMSS contract, government service revenue is a fixed-price for unlimited subscribers. For this and future comparative periods, ARPU will not be presented, as it is no longer a relevant government service revenue metric.